Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.23 to Registration Statement No.033-37537 on Form N-1A of our report dated January 22, 2009, relating to the financial statements and financial highlights of Merrill Lynch U.S. Treasury Money Fund (to be renamed Ready Assets U.S. Treasury Money Fund) (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Princeton, New Jersey

March 27, 2009